UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2006

Curtiss-Wright Corporation

(Exact Name of Registrant as Specified in its Charter)

DE	1-134	13-0612970
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 597-4752

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Restricted Stock Unit Retention Agreement
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On October 9, 2006, Curtiss-Wright Corporation (“Curtiss-Wright”) entered into a key executive restricted stock unit retention agreement (the "Agreement") with David Linton, Vice President, Curtiss-Wright Corporation and President of Curtiss-Wright Flow Control Corporation (a wholly-owned subsidiary of Curtiss-Wright).

Mr. Linton received a grant of 33,870 restricted stock units pursuant to the terms and conditions of Curtiss-Wright’s long term incentive program adopted by the Company's compensation committee. Each unit is the equivalent of one share of Curtiss-Wright Common Stock. The Agreement provides the equivalent of $1,000,000 in value as of the closing price reported on the New York Stock Exchange of Curtiss-Wright’s Common Stock on February 7, 2006, the date the Board of Directors approved the material terms of the agreement to be offered to Mr. Linton.

The Agreement provides for the entire grant to vest on February 6, 2016, provided that Mr. Linton does not voluntarily leave the employ of Curtiss-Wright or Mr. Linton is not otherwise terminated for “Cause”, as defined in the Agreement. On or prior to December 31, 2015, Mr. Linton may elect to convert said stock units to an equivalent number of shares of Curtiss-Wright Common Stock or defer the conversion of the stock units in accordance with Section 409A of the Internal Revenue Code for a period not greater than five (5) years. The Agreement also provides for anti-dilutive adjustments in the event of recapitalization, reorganization, merger, consolidation, stock split or any similar change, and for the immediate vesting and conversion of the stock units upon Mr. Linton’s death or disability, and in the event of a Change in Control of Curtiss-Wright.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Terms not defined herein have the meanings ascribed to them in the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curtiss-Wright Corporation (Registrant)

Date: October 11, 2006	By:	/s/ Glenn E. Tynan
Vice President Finance and CFO

EXHIBIT INDEX

EX-10	Long Term Retention Agreement